As filed with the Securities and Exchange Commission on March 5, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

IRONWOOD PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3404176
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

320 Bent Street Cambridge, Massachusetts	02141
(Address of Principal Executive Offices)	(Zip Code)

1998 Amended and Restated Stock Option Plan

(Full titles of the plans)

Peter M. Hecht
Chief Executive Officer
320 Bent Street
Cambridge, Massachusetts 02141

(Name and address of agent for service)

(617) 621-7722

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Paul M. Kinsella

Ropes & Gray LLP

One International Place

Boston, MA 02110

617-951-7000 (phone)

617-951-7050 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share(2)(3)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee (3)
Class B Common Stock, $0.001 par value per share	534,633 shares	(4)	$0.33	$176,429	$12.58
Class A Common Stock, $0.001 par value per share	534,663 shares	(5)	—	—	—
Totals	1,069,266 shares		—	$176,429	$12.58
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares of Class A Common Stock and Class B Common Stock as may issued to prevent dilution from stock splits, stock dividends and similar transactions. For the purposes of calculating the registration fee, the number of shares to be registered under this registration statement has been broken down into two lines.

(2)

Offering prices of options that are outstanding as of the date of this Registration Statement are computed in accordance with Rule 457(h) based on the weighted average exercise price of the outstanding options. Offering prices are estimated solely for the purpose of calculating the registration fee.

(3)

No amount is indicated below where, pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A Common Stock issuable upon conversion of shares of any Class B Common Stock being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B Common Stock.

(4)			Represents Class B Common Stock issuable upon exercise of outstanding options under the 1998 Amended and Restated Stock Option Plan (the “Plan”) as of the date of this Registration Statement.

(5)			Represents Class A Common Stock issuable upon conversion of Class B Common Stock underlying options outstanding under the Plan as of the date of this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

We incorporate by reference herein the following documents filed by Ironwood Pharmaceuticals, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”):

(a)                                  the Registrant’s prospectus filed with the SEC on February 4, 2010 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration statement on Form S-1 (File No. 333-163275), that contains audited financial statements of the Registrant for the latest fiscal period for which such statements have been filed;

(b)                                 the Registrant’s Current Report on Form 8-K, filed with the SEC on February 12, 2010; and

(c)                                  the description of the Registrant’s Class A Common Stock, $0.001 par value per share, which is contained in the Registrant’s registration statement on Form 8-A filed by the Registrant with the SEC under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on January 29, 2010, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.  Description of Securities.

The description of the Class A Common Stock is incorporated by reference as noted in Item 3 of this Registration Statement.  The following is a description of the Registrant’s Class B Common Stock.

General

The Registrant is authorized to issue six hundred million (600,000,000) shares of Common Stock (the “Common Stock”), five hundred million (500,000,000) shares of which may be Class A Common Stock and one hundred million (100,000,000) shares of which may be Class B Common Stock.  The Common Stock has a par value of one-tenth of one cent ($0.001) per share.  The number of authorized shares of Class A Common Stock or authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for issuance) by the affirmative vote of the holders of a majority of the stock of the Registrant entitled to vote, irrespective of the provisions of Section 242(b) of the General Corporation Law of Delaware.

Voting Rights

Each share of Class B Common Stock, like each share of Class A Common Stock, has one vote per share, except that, for the following matters, each share of Class A Common Stock has one vote per share and each share of Class B Common Stock has ten votes per share, if submitted to a vote of stockholders:

•                  adoption of a merger or consolidation agreement involving the Registrant;

•                  a sale of all or substantially all of the Registrant’s assets;

•                  a dissolution or liquidation of the Registrant; or

•                  every matter, if and when any individual, entity or ‘‘group’’ (as such term is used in Regulation 13D of the Exchange Act) has, or has publicly disclosed (through a press release or a filing with the SEC) an intent to have, beneficial ownership of 30% or more of the number of outstanding shares of Class A Common Stock and Class B Common Stock, combined.

Holders of shares of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by the Registrant’s certificate of incorporation or by law. The Registrant’s certificate of incorporation requires that a majority of the Class B Common Stock approve further issuances of shares of Class B Common Stock, subject to certain exceptions, or any amendment to the Registrant’s certificate of incorporation. Delaware law could require the Registrant’s Class B Common Stock to vote separately as a single class in the following circumstances:

•                  If the Registrant sought to amend its certificate of incorporation to increase or decrease the par value of the Class B Common Stock, then the holders of the Class B Common Stock would be required to vote separately to approve the proposed amendment.

•                  If the Registrant sought to amend its certificate of incorporation to alter or change the powers, preferences or special rights of the Class B Common Stock in a manner that affects them adversely, then the holders of the Class B Common Stock would be required to vote separately to approve the proposed amendment.

The Registrant has not provided for cumulative voting for the election of directors in its certificate of incorporation. Because the Registrant’s certificate of incorporation provides for plurality voting for the election of directors, a director may be elected even if less than a majority of the votes cast are in favor of such election.

Dividends

Subject to the preferences applicable to any series of the Registrant’s preferred stock (the “Preferred Stock”) outstanding at the time, the holders of shares of Class B Common Stock are entitled to share equally, on a per share basis with the holders of shares of Class A Common Stock, in such dividends and other distributions of cash, property or shares of stock of the Registrant as the Registrant’s board of directors (the “Board of Directors”) may declare from time to time with respect to the Common Stock out of assets or funds of the Registrant legally available therefor.  In the event a dividend is paid in the form of shares of Common Stock or rights to acquire shares of Common Stock, the holders of Class A Common Stock will receive Class A Common Stock, or rights to acquire Class A Common Stock, as the case may be, and the holders of Class B Common Stock will receive Class B Common Stock, or rights to acquire Class B Common Stock, as the case may be.

Liquidation

Subject to the preferences applicable to any series of Preferred Stock outstanding at the time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Registrant, the holders of shares of Class B Common Stock will be entitled to share equally, on a per share basis, in all assets of the Registrant of whatever kind available for distribution to all holders of Common Stock.

Subdivision or Combinations

If the Registrant in any manner subdivides or combines the outstanding shares of one series of Common Stock, then the outstanding shares of the other series of Common Stock will be subdivided or combined in the same manner.

Equal Status

Except as described in this Registration Statement and in the Registrant’s certificate of incorporation, Class B Common Stock has the same rights and privileges as Class A Common Stock, and the two rank equally, share ratably and are identical in all respects as to all matters, including as to receipt of consideration in a merger or consolidation, other than a merger or consolidation (a) effected to reincorporate outside of Delaware or (b) with or into a wholly-owned subsidiary of the Registrant.

Conversion

Each share of Class B Common Stock will convert automatically into one share of Class A Common Stock upon any transfer, whether or not for value, except for certain transfers described in the Registrant’s certificate of incorporation, including the following:

•                  transfers for tax and estate planning purposes, including to trusts, corporations, partnerships or other legal entities in which the holder of Class B Common Stock retains voting control over such shares;

•                  transfers to a family member or to another legal entity for the benefit of the family member;

•                  transfers to any person directly or indirectly controlling, controlled by or under common control with the holder of Class B Common Stock; and

•                  if the holder of Class B Common Stock is a partnership, transfers to any general partner of the partnership who also is a director of the Registrant at that time.

The death of any holder of Class B Common Stock who is a natural person will result in the conversion of his or her shares of Class B Common Stock into Class A Common Stock unless, as a result of the death of such holder, the shares of Class B Common Stock transfer to one or more of the entities described in the preceding bulleted list.

Furthermore, each share of Class B Common Stock will convert automatically into one share of Class A Common Stock upon the earliest of the following:

•                  the later of (1) the first date on which the number of shares of Class B Common Stock then outstanding is less than 19,561,556, or (2) December 31, 2018;

•                  December 31, 2038; or

•                  a date agreed to in writing by the holders of at least a majority of then outstanding shares of Class B Common Stock.

Once converted into Class A Common Stock, the Class B Common Stock will be retired and will not be reissued.

Reservation of Stock

The Registrant shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

Registration Rights

The holders of approximately 70,170,477 shares of the Registrant’s Class B Common Stock are entitled to rights with respect to the registration under the Securities Act of shares of Class A Common Stock into which their shares of Class B Common Stock converts. These registration rights are contained in the Registrant’s eighth amended and restated investors’ rights agreement and are described below. The registration rights under the investors’ rights agreement will expire on February 2, 2015, or, with respect to an individual holder, when such holder holds less than 1% of the number of outstanding shares of Class B Common Stock and is able to sell all of its shares pursuant to Rule 144 under the Securities Act in any 90 day period.

Demand Registration Rights

At any time following August 1, 2010, the holders of shares of Common Stock having demand registration rights under the investors’ rights agreement have the right to require that the Registrant register their shares of Class A Common Stock into which their shares of Class B Common Stock convert, provided such registration relates to not less than 20% in aggregate of the Registrant’s then outstanding shares of Class B Common Stock having demand registration rights and the anticipated aggregate offering price to the public is at least $5,000,000. In response to these demand registration rights, the Registrant is only obligated to effect two registrations for each series of the Registrant’s outstanding preferred stock that were converted into Class B Common Stock upon the completion of its initial public offering. The Registrant may postpone the filing of a registration statement for up to 90 days once in any 12-month period if its board of directors determines in good faith that the filing would be seriously detrimental to the Registrant’s stockholders or the Registrant. The underwriters of any underwritten offering have the right to limit the number of shares to be included in a registration statement filed in response to the exercise of these demand registration rights. The Registrant must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with the exercise of these demand registration rights.

Piggyback Registration Rights

If the Registrant registers any securities for public sale, the stockholders with piggyback registration rights under the investors’ rights agreement have the right to include their shares in the registration, subject to specified exceptions. The underwriters of any underwritten offering have the right to limit the number of shares registered by these stockholders due to marketing reasons. The Registrant must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with the exercise of these piggyback registration rights.

S-3 Registration Rights

If the Registrant is eligible to file a registration statement on Form S-3, the stockholders with S-3 registration rights under the investors’ rights agreement can request that the Registrant register their shares, provided that the total price of the shares of Common Stock offered to the public is at least $500,000. These S-3 registration rights are wholly distinct from the demand registration rights and piggyback registration rights described above. A holder of S-3 registration rights may not require the Registrant to file a registration statement on Form S-3 if the Registrant has already effected two registrations on Form S-3 at the request of such holder in the last 12-month period. The Registrant may postpone the filing of a Form S-3 registration statement for up to 90 days once in any 12-month period if its board of directors determines in good faith that the filing would be seriously detrimental to the Registrant’s stockholders or the Registrant. The holders of S-3 registration rights must pay all expenses associated with any registrations on Form S-3 after the first six registrations on Form S-3.

Anti-Takeover Effects of the Registrant’s Certificate of Incorporation and Bylaws and Delaware Law

Certain provisions of Delaware law, the Registrant’s certificate of incorporation and its bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of the Registrant. In particular, the Registrant’s dual class common stock structure will concentrate ownership of the Registrant’s voting stock in the hands of the Registrant’s founders, board members and employees and stockholders who held the Registrant’s preferred stock prior to the initial public offering. These provisions, which are summarized below, encourage persons seeking to acquire control of the Registrant to first negotiate with its board of directors and the holders of its capital stock prior to its initial public offering.

Dual Class Common Stock Structure

As discussed above, the Registrant’s Class B Common Stock has ten votes per share in change of control transactions, while the Registrant’s Class A Common Stock has one vote per share. Because of the Registrant’s dual class common stock structure, the Registrant’s founders, directors, executives, employees and stockholders who held the Registrant’s preferred stock prior to the initial public offering (and their affiliates) will continue to be able to control all matters submitted to the Registrant’s stockholders for approval even if they come to own significantly less than 50% of the shares of the Registrant’s outstanding Common Stock. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for the Registrant’s board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire the Registrant. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Registrant

Limits on Ability of Stockholders to Act by Written Consent

The Registrant has provided in its certificate of incorporation that its stockholders may not act by written consent other than in matters that require a separate series vote of the Class B Common Stock. In addition, its certificate of incorporation also requires that special meetings of stockholders be called only by its board of directors, its chairman, its chief executive officer or its president if there is no chief executive officer. This limit on the ability of the Registrant’s stockholders to act by written consent or to call a special meeting  may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of the Registrant’s capital stock would not be able to amend the Registrant’s bylaws or remove directors without holding a stockholders meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals

The Registrant’s bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. The bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding business to be conducted at a special or annual meeting of the stockholders. However, the Registrant’s bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Registrant.

Staggered Board of Directors

Registrant’s board of directors consists of ten directors, which are divided into three classes. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. As a result, a portion of the Registrant’s board of directors will be elected each year. the Registrant’s certificate of incorporation authorizes the Registrant’s board of directors to fix the number of directors from time to time by a resolution of the majority of the Registrant’s board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the directors. The division of the Registrant’s board of directors into three classes with staggered three-year terms may delay or prevent a change of the Registrant’s management or a change in control. Between stockholder meetings, directors may be removed by the Registrant’s stockholders only for cause and the board of directors may appoint new directors to fill the vacancies. These provisions may deter a stockholder from removing incumbent directors and from simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees. Consequently, the existence of these provisions may have the effect of deterring hostile takeovers, which could depress the market price of the Registrant’s Class A Common Stock.

Delaware Anti-Takeover Statute

The Registrant is subject to Section 203 of the Delaware General Corporation Law. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:

•                  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•                  upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•                  on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is any person who, together with such person’s affiliates and associates (i) owns 15% or more of a corporation’s voting securities or (ii) is an affiliate or associate of a corporation and was the owner of 15% or more of the corporation’s voting securities at any time within the three year period immediately preceding a business combination of the corporation governed by Section 203. The Registrant expects the existence of this provision to have an anti-takeover effect with respect to transactions its board of directors does not approve in advance. The Registrant also anticipates that Section 203 may discourage takeover attempts that might result in a premium over the market price for the shares of Class A Common Stock held by its stockholders.

Listing

The Registrant’s Class B Common Stock is not listed on any securities exchange.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The registrant’s certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as a director or officer.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation. The Registrant’s certificate of incorporation and bylaws provide that it shall indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

The Registrant has entered into indemnification agreements with its directors and certain of its officers, in addition to the indemnification provided for in its certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future. The Registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Reference is made to the form of underwriting agreement filed as Exhibit 1.1 to the Registrant’s registration statement on Form S-1 (File No. 333-163275), as amended, which provides for indemnification by the underwriters of the Registrant and its executive officers and directors, and by the Registrant of the underwriters, for certain liabilities, including liabilities arising under the Securities Act.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit

4.1          1998 Amended and Restated Stock Option Plan and form agreements thereunder (previously filed as Exhibit 10.1 to the registration statement on Form S-1 (File No. 333-163275) and incorporated herein by reference).

4.2          Eleventh Amended and Restated Certificate of Incorporation (previously filed as Exhibit 3.2 to the registration statement on Form S-1 (File No. 333-163275) and incorporated herein by reference).

4.3          Fifth Amended and Restated Bylaws (previously filed as Exhibit 3.4 to the registration statement on Form S-1 (File No. 333-163275) and incorporated herein by reference).

4.4          Eighth Amended and Restated Investors’ Rights Agreement (previously filed as Exhibit 4.2 to the registration statement on Form S-1 (File No. 333-163275) and incorporated herein by reference).

5.1          Opinion of Ropes & Gray LLP.

23.1        Consent of Ernst & Young, LLP.

23.2        Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).

24.1        Powers of Attorney (included on the signature page in Part II).

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 5th day of March, 2010.

IRONWOOD PHARMACEUTICALS, INC.

By:	/s/ PETER M. HECHT
Name: Peter M. Hecht
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Peter M. Hecht and Michael J. Higgins, and each of them acting individually, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 to be filed by Ironwood Pharmaceuticals, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ PETER M. HECHT	Chief Executive Officer and Director	March 5, 2010
Peter M. Hecht	(Principal Executive Officer)

/s/ MICHAEL J. HIGGINS	Chief Operating Officer & Chief Financial Officer	March 5, 2010
Michael J. Higgins	(Principal Financial Officer &
Principal Accounting Officer)

/s/ JOSEPH C. COOK, JR.	Chairman of the Board	March 5, 2010
Joseph C. Cook, Jr.

/s/ GEORGE CONRADES	Director	March 5, 2010
George Conrades

/s/ DAVID EBERSMAN	Director	March 5, 2010
David Ebersman

Signature	Title	Date

/s/ MARSHA FANUCCI	Director	March 5, 2010
Marsha Fanucci

/s/ TERRANCE G. MCGUIRE	Director	March 5, 2010
Terrance G. McGuire

/s/ GINA BORNINO MILLER	Director	March 5, 2010
Gina Bornino Miller

/s/ BRYAN E. ROBERTS	Director	March 5, 2010
Bryan E. Roberts

/s/ DAVID E. SHAW	Director	March 5, 2010
David E. Shaw

/s/ CHRISTOPHER T. WALSH	Director	March 5, 2010
Christopher T. Walsh

EXHIBIT INDEX

4.1          1998 Amended and Restated Stock Option Plan and form agreements thereunder (previously filed as Exhibit 10.1 to the registration statement on Form S-1 (File No. 333-163275) and incorporated herein by reference).

4.2          Eleventh Amended and Restated Certificate of Incorporation (previously filed as Exhibit 3.2 to the registration statement on Form S-1 (File No. 333-163275) and incorporated herein by reference).

4.3          Fifth Amended and Restated Bylaws (previously filed as Exhibit 3.4 to the registration statement on Form S-1 (File No. 333-163275) and incorporated herein by reference).

4.4          Eighth Amended and Restated Investors’ Rights Agreement (previously filed as Exhibit 4.2 to the registration statement on Form S-1 (File No. 333-163275) and incorporated herein by reference).

5.1          Opinion of Ropes & Gray LLP.

23.1        Consent of Ernst & Young, LLP.

23.2        Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).

24.1        Powers of Attorney (included on the signature page in Part II).